EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
Heather Bresch (Public Relations)
Mylan Laboratories Inc.
724.514.1800

Kris King (Investor Relations)
Mylan Laboratories Inc.
724.514.1800

Mylan Reports Third Quarter Earnings

PITTSBURGH, PA – February 3, 2005 – Mylan Laboratories Inc. (NYSE: MYL) announced its financial results for the third quarter ended December 31, 2004. Net revenues for the quarter were $291.0 million, a decrease of $58.8 million from the same prior year period. Net earnings were $34.8 million, a decrease of $49.8 million from the third quarter of fiscal 2004, while earnings per diluted share were $0.13 compared to $0.31 in the same prior year period.

“As I have previously stated, the generic industry continues to be under significant pressure,” commented Robert J. Coury, Vice Chairman and Chief Executive Officer. “We have experienced increased pressure on pricing due to overall market conditions and additional competition on certain products, most notably omeprazole and carbidopa/levodopa. This, coupled with the impact of authorized generics, the delay in the launch of our fentanyl transdermal system and limited new significant product launches, has continued to negatively affect our financial results.”

Mylan also today issued revised earnings guidance for fiscal 2005 of $0.75 to $0.80 per diluted share, including net gains on legal settlements in the first quarter of fiscal 2005 which amounted, net of tax, to approximately $0.06 per diluted share. The Company’s revised guidance primarily reflects what we believe to be irrational pricing of fentanyl at market formation.

Mr. Coury further stated, “Mylan continues to demonstrate its leadership ability in bringing to market products that are difficult to both manufacture and develop and will continue to focus on and select future opportunities that meet these criteria. Once again we’ve achieved another Mylan first by becoming the first company to bring to market a class II AB-rated transdermal fentanyl product. Mylan and the generic industry, throughout their history, have weathered a number of cyclical downturns and we believe, as in the past, that Mylan will once again emerge from the current environment even stronger than before.”

For the first nine months of fiscal 2005, Mylan reported net revenues of $936.9 million, a decrease of $104.3 million from the same prior year period. Net earnings and earnings per diluted share decreased to $165.5 million and $0.60 per diluted share, respectively, from $259.8 million and $0.94 per diluted share, respectively, in the prior year. The results for both fiscal 2005 and fiscal 2004 included net gains on legal settlements which amounted, net of tax, to approximately $0.06 per diluted share.

Segment Information

	Three Months Ended			Nine Months Ended
	December 31,			December 31,
	2004	2003	Change	2004	2003	Change
Net Revenues (in millions)
Generic Segment	$238.4	$277.4	-14%	$753.6	$832.2	-9%
Brand Segment	52.6	72.3	-27%	183.4	209.1	-12%

Total	$291.0	$349.8	-17%	$936.9	$1,041.3	-10%

Generic Segment

Net revenues for the quarter decreased $39.1 million to $238.4 million from $277.4 million for the same prior year period. Overall unfavorable pricing, including price erosion as a result of increased competition, negatively impacted the Company’s product portfolio, with carbidopa/levodopa being the product most affected. Omeprazole, which was launched in August 2003, has also experienced decreased pricing as a result of competition. However, increased volume on omeprazole nearly offset the impact of the unfavorable pricing.

New products contributed net revenues of $11.8 million in the current quarter. The prior year results included net revenues of $29.5 million from the launch of new products, largely due to omeprazole.

Gross profit for the quarter decreased $46.3 million to $107.2 million, while gross margins decreased to 45.0% from 55.4%. The impact of competition on the pricing of omeprazole and carbidopa/levodopa, as well as other products in the Company’s portfolio, was primarily responsible for the decrease in margins. Earnings from operations decreased $50.5 million to $80.0 million primarily as a result of the decrease in gross profit. Additionally, the Generic Segment’s operating expenses increased $4.2 million, primarily as a result of additional research and development (R&D) expenses. R&D expenses increased as a result of the continued investment in our generic development platform.

For the nine-month period, net revenues decreased $78.6 million to $753.6 million from $832.2 million in the same prior year period. As discussed above, overall unfavorable pricing, in particular on omeprazole and carbidopa/levodopa, were also primarily responsible for the year over year decrease in sales. As was observed for the quarter, lower pricing was partially offset by increased volume. Through the first nine months of fiscal 2005, generic doses shipped were 8.7 billion, more than 5% greater than in fiscal 2004.

New products in the current fiscal year contributed net revenues of $38.0 million compared to $102.5 million in fiscal 2004.

Gross profit for the first nine months of fiscal 2005 was $367.1 million, a decrease of $94.1 million from the first nine months of fiscal 2004. Gross margins decreased to 48.7% in the current year compared to 55.4% in the prior year.

Operating income decreased $105.9 million to $289.2 million for the nine months ended December 31, 2004. This decrease was the result of lower gross profit as well as higher R&D and general and administrative (G&A) expenses.

Brand Segment

Brand Segment net revenues for the third quarter were $52.6 million, a decrease of $19.7 million from $72.3 million in the same prior year period. Included in net revenues for the third quarter of fiscal 2004 was $13.2 million related to the sale of the U.S. and Canadian rights for sertaconazole 2% nitrate cream (“sertaconazole”). Unfavorable pricing, the result of increased generic competition on Amnesteem™, was primarily responsible for the remainder of the decrease.

Brand Segment gross profit decreased $17.5 million to $28.1 million in the third quarter of fiscal 2005, while gross margins decreased to 53.4% from 63.0% in the same prior year period. The decrease in margin is primarily the result of the sale of sertaconazole in the prior year. Excluding the effects of this sale, the decrease in gross margin in the third quarter of fiscal 2005 was not significant.

Earnings from operations were $3.4 million compared to $17.1 million in the same quarter of the prior year, a decrease of $13.7 million. This decrease was the result of the lower gross profit, partially offset by lower operating expenses. R&D expenses decreased $5.7 million primarily as a result of the completion, during fiscal 2004, of the Phase III clinical studies for nebivolol, for which an NDA was accepted for filing by the FDA on June 29, 2004. This decrease was partially offset by higher selling and marketing expenses associated with the Company’s launch of Apokyn™ and pre-marketing activities associated with nebivolol.

For the nine months ended December 31, 2004, Brand Segment net revenues decreased $25.7 million to $183.4 million from $209.1 million in the prior year. Excluding sertaconazole, the decrease in sales of $11.8 million was primarily driven by increased competition on certain branded products, such as Amnesteem, Digitek® and Acticin®, partially offset by higher revenues from phenytoin.

Gross profit for the Brand Segment decreased $19.9 million to $103.2 million in the first nine months of fiscal 2005. Gross margins during this period decreased to 56.3% from 58.9% in the prior year. However, excluding sertaconazole, Brand Segment gross margins for the nine months ended December 31, 2004, increased slightly. This is primarily the result of favorable product mix, with higher margin products such as phenytoin comprising a higher percentage of sales, and Amnesteem, which contributes lower gross margins as a result of royalties paid under a supply and distribution agreement, comprising a smaller percentage.

Operating income for the nine months ended December 31, 2004 was $28.0 million, a decrease of $10.5 million from the same prior year period. This decrease was the result of lower gross profit, partially offset by lower overall operating expenses. As was observed for the quarter, R&D expenses were primarily responsible for the decrease in operating expenses, partially offset by higher selling and marketing.

Corporate/Other

G&A expenses for the third quarter of fiscal 2005 were $34.4 million compared to $24.7 million in the same prior year period. The increase was the result of certain costs associated with the announced (but not completed) acquisition and integration of King Pharmaceuticals, Inc. (“King”) and the implementation of an Enterprise Resource Planning (“ERP”) system, as well as increased payroll and payroll related costs. Other income for the third quarter was $3.7 million compared to $4.1 million in the same prior year period.

For the nine months ended December 31, 2004, G&A expenses increased $22.8 million to $94.2 million. This increase was the result of costs associated with the announced (but not completed) acquisition and integration of King and the implementation of ERP, increased legal and professional fees, and higher payroll and payroll related costs. Other income for the period was $6.3 million compared to $14.7 million in the same prior year period. Included in the prior year was a gain of $5.0 million on the sale of an office building in California.

Conference Call and Live Webcast

Mylan will host a conference call and live webcast to discuss its third quarter 2005 earnings on Thursday, February 3, 2005, at 10:00 am ET. The dial-in number to access the live call is (913) 981-5543. In addition to the live call, a replay will be available from approximately 12:00 pm ET on February 3, 2005, through 12:00 pm ET on February 10, 2005, and can be accessed by dialing (719) 457-0820 with access pass code 3367624. To access the live webcast, go to Mylan’s website at http://www.mylan.com and click on the webcast icon at least 15 minutes before the call is to begin to register and download or install any necessary audio software. If you are unable to listen to the live webcast, please access http://www.mylan.com at any time within seven days to listen to a replay of the webcast.

Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s earnings guidance, its announced (but not completed) acquisition of King, Mylan’s product launches and its strength in the future. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

•	the Company’s ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions;

•	the Company’s ability to obtain required FDA approvals for new products on a timely basis;

•	uncertainties regarding continued market acceptance of and demand for the Company’s products;

•	the Company’s periodic dependence on a relatively small group of products as a significant source of its net revenue or net income;

•	the effects of vigorous competition on commercial acceptance of the Company’s products and their pricing, including, without limitation, the impact of the entry of generic competition for the Company’s fentanyl product;

•	the high cost and uncertainty associated with compliance with extensive regulation of the pharmaceutical industry;

•	the possibility that the calculation and reporting of amounts owed in respect of Medicaid and other governmental pricing programs could be challenged, and that sanctions or penalties could be assessed;

•	the significant research and development expenditures the Company makes to develop products, the commercial success of which is uncertain;

•	the possible loss of business from the Company’s concentrated customer base;

•	the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by the Company’s competitors and other third parties, including the practice of so-called “authorized generics” and the use of citizen’s petitions to delay or prevent product introductions;

•	the Company’s dependence on third party suppliers and distributors for the raw materials, particularly the chemical compound(s) which produces the desired therapeutic effect, the active ingredient the Company uses to manufacture its products;

•	the possible negative effects of any interruption of manufacturing of products at the Company’s principal facilities;

•	the effects of consolidation of the Company’s customer base;

•	uncertainties regarding patent, intellectual and other proprietary property protections;

•	the expending of substantial resources associated with litigation involving patent or other intellectual property protection of products;

•	possible reductions in reimbursement rates for pharmaceutical products;

•	possible negative effects on product pricing of current or future legislative or regulatory programs, including state Medicaid programs;

•	the Company’s exposure to lawsuits and contingencies associated with its business;

•	uncertainties regarding the Company’s performance under indemnification clauses in certain material agreements;

•	the Company’s exposure to risks inherent in acquisitions or joint ventures, including with regard to the announced (but not completed) acquisition of King Pharmaceuticals, Inc.;

•	risks relating to the King acquisition such as the fulfillment of conditions to closing, and, should the acquisition occur, challenges and costs relating to integration of the two businesses;

•	the Company’s ability to attract and retain key personnel;

•	recent decisions by the FDA, current brand tactics and other factors beyond the Company’s control which have placed its generics business under increasing pressure;

•	the Company’s implementation of an Enterprise Resource Planning system;

•	uncertainties and matters beyond the control of management, which could affect the Company’s earnings guidance, as well as the subjectivity inherent in any probability weighted analysis underlying the Company’s assumptions and estimates with respect to the future; and

•	inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements in accordance with GAAP and related standards.

The cautionary statements referred to above should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Item I of the Company’s Form 10-K for the year ended March 31, 2004, and in its other filings with the SEC. The Company undertakes no duty to update its forward-looking statements, even though its situation may change in the future.

Mylan Laboratories Inc. is a leading pharmaceutical company with four subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., UDL Laboratories, Inc. and Mylan Bertek Pharmaceuticals Inc., that develop, manufacture and market an extensive line of generic and proprietary products. For more information about Mylan, visit www.mylan.com.

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Net revenues	$290,972	$349,786	$936,939	$1,041,254
Cost of sales	155,625	150,602	466,586	456,933

Gross profit	135,347	199,184	470,353	584,321

Operating expenses:
Research and development	23,167	25,248	66,704	73,933
Selling and marketing	19,661	18,027	59,552	53,137
General and administrative	43,537	33,096	121,080	95,016
Litigation settlements, net	—	(2,676)	(25,985)	(24,345)

Total operating expenses	86,365	73,695	221,351	197,741

Earnings from operations	48,982	125,489	249,002	386,580

Other income, net	3,699	4,194	6,295	14,727

Earnings before income taxes	52,681	129,683	255,297	401,307
Provision for income taxes	17,911	45,065	89,840	141,548

Net earnings	$34,770	$84,618	$165,457	$259,759

Earnings per common share:
Basic	$0.13	$0.32	$0.62	$0.97

Diluted	$0.13	$0.31	$0.60	$0.94

Weighted average common shares:

Basic	269,165	268,560	268,888	269,141

Diluted	273,139	276,881	273,826	276,478

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	December 31, 2004	March 31, 2004
Assets:
Current assets:
Cash and cash equivalents	$183,313	$101,713
Marketable securities	651,952	585,445
Accounts receivable, net	196,390	191,094
Inventories	292,385	320,797
Other current assets	115,650	118,792

Total current assets	1,439,690	1,317,841
Non-current assets	588,904	557,449

Total assets	$2,028,594	$1,875,290

Liabilities:
Current liabilities	$169,599	$173,768
Non-current liabilities	43,969	41,734

Total liabilities	213,568	215,502
Total shareholders’ equity	1,815,026	1,659,788

Total liabilities and shareholders’ equity	$2,028,594	$1,875,290

Mylan Laboratories Inc. and Subsidiaries
Segment Results
(unaudited; in thousands)

	Three Months Ended		Nine Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Consolidated:
Net revenues	$290,972	$349,786	$936,939	$1,041,254
Cost of sales	155,625	150,602	466,586	456,933

Gross profit	135,347	199,184	470,353	584,321
Research and development	23,167	25,248	66,704	73,933
Selling and marketing	19,661	18,027	59,552	53,137
General and administrative	43,537	33,096	121,080	95,016
Litigation settlements, net	—	(2,676)	(25,985)	(24,345)

Earnings from operations	$48,982	$125,489	$249,002	$386,580

Generic Segment:
Net revenues	$238,357	$277,446	$753,572	$832,157
Cost of sales	131,108	123,864	386,436	370,908

Gross profit	107,249	153,582	367,136	461,249
Research and development	18,071	14,436	50,880	42,077
Selling and marketing	3,108	2,743	8,979	8,260
General and administrative	6,103	5,954	18,093	15,809

Earnings from operations	$79,967	$130,449	$289,184	$395,103

Brand Segment:
Net revenues	$52,615	$72,340	$183,367	$209,097
Cost of sales	24,517	26,738	80,150	86,025

Gross profit	28,098	45,602	103,217	123,072
Research and development	5,096	10,812	15,824	31,856
Selling and marketing	16,553	15,284	50,573	44,877
General and administrative	3,057	2,454	8,797	7,825

Earnings from operations	$3,392	$17,052	$28,023	$38,514

Corporate/Other:
General and administrative	$34,377	$24,688	$94,190	$71,382
Litigation settlements, net	—	(2,676)	(25,985)	(24,345)

Loss from operations	$(34,377)	$(22,012)	$(68,205)	$(47,037)